Exhibit 99.1

Helen of Troy Announces Resignation of CFO
Names Former Helen of Troy CFO Brian Grass as Interim CFO

El Paso, Texas, March 8, 2023 — Helen of Troy Limited (NASDAQ: HELE), designer, developer, and worldwide marketer of consumer brand-name home, outdoor, beauty, and wellness products, today announced the resignation of Chief Financial Officer, Matt Osberg, which will be effective on April 27, 2023. Mr. Osberg has decided to pursue another opportunity, accepting a position closer to his family in Minnesota.

Julien R. Mininberg, Chief Executive Officer, stated: “On behalf of everyone at Helen of Troy, I thank Matt for his leadership and contributions to the Company as CFO and in his years as SVP of Finance. During his seven-year tenure, he was instrumental in significantly strengthening our Finance Department into an even more capable global shared services team. He leaves behind a proven team that will continue supporting the Company moving forward. In order to help with a smooth transition, Matt will continue serving in his role as CFO until April 27, 2023, which the Company expects will be after completion of the audit of the Company's fiscal year 2023 financial statements and the filing of our Form 10-K. We wish Matt success in his future endeavors.”

Mr. Mininberg continued, “Brian Grass, retired Helen of Troy CFO, is expected to join the Company as Senior Vice President, Assistant CFO on March 21, 2023, and will become interim CFO beginning April 28, 2023. The Company will begin an immediate national search for a new CFO. I am pleased to welcome Brian back in his interim role. In his seven years as Helen of Troy’s CFO, he has proven himself many times as a valued partner to me and our Global Leadership Team. I appreciate his expertise, integrity, ambitious standards, and the countless contributions he made during his 15-year career at Helen of Troy.”

Mr. Osberg stated: “I am honored to have played a role on the leadership team that has driven Helen of Troy’s success during its Transformation. I believe Helen of Troy is well positioned with a great team and exciting long-term global growth opportunities. I am very grateful to the Company for the opportunities I have had and to our global associates for their hard work during my tenure. I look forward to contributing to a smooth transition and wish the Company all the best for the future.”

About Helen of Troy Limited
Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. The Company sometimes refers to these brands as its Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200
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